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CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.
                                                                   EXHIBIT 10.22

                                MIDWAY GAMES INC.
                         MIDWAY HOME ENTERTAINMENT INC.
                             ATARI GAMES CORPORATION
                          3401 NORTH CALIFORNIA AVENUE
                             CHICAGO, ILLINOIS 60618


                                          March 12, 1998


GT Interactive Software Corp.
417 Fifth Avenue
New York, NY  10016

                  Re:      Weighted Averaging in Royalty Accounting

Gentlemen:

     Reference is made to the GTIS Master Option and License Agreement dated December 28, 1994, as amended, and the Master Option and License Agreement for Atari PC Games dated March 27, 1996, as amended (together, the "Master Agreements"), and the Home Computer Software Distribution and License Agreements, and the Home Computer Software Distribution and License Agreements for Atari Games entered into or to be entered into pursuant thereto (together, the "License Agreements"). Capitalized terms used but not defined herein shall have the meanings ascribed in the Master Agreements or the License Agreements, as the case may be.

     To date, GTIS has calculated and reported royalties payable or recoupable pursuant to the License Agreements on the basis of a weighted averaging of Net Wholesale Sales Prices across all sales brackets (the "GTIS Method"). Midway"s position is that the License Agreements, however, require a calculation and reporting of royalties based upon the application of the percentages set forth in the royalty table included in Schedule B to the License Agreements (the "Royalty Table") to the Net Wholesale Sales Prices averaged within each of the sales brackets included within such Royalty Table (the "Midway Method"). The parties are considering to agree to use the GTIS Method for the purpose of calculating royalties on a retroactive and prospective basis as described below.

     The parties have agreed to undertake a test (the "Test") of the life of the Licensed Product release entitled "Mortal Kombat 3" for IBM and compatible personal computers (the "Game"). (The Game was produced in two versions, Windows "95 and DOS. The parties have agreed that the Test will include both versions of the Game in order to accurately reflect the life of the Game.)

     The Test will use, for each Royalty Period from release of the Game through December 31, 1997, only (a) the Net Wholesale Sales Prices for the Game during that Royalty Period as decreased to reflect "price protection credits" (sell-through to be assumed on a FIFO basis, such that the credits are applied to the last units shipped) actually given by GTIS to its retail customers to reflect such customers' inability to sell the Game at the price anticipated at the time the Game was purchased without regard to the Royalty Period in which such price protection credits were given ("Adjusted Prices")

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and (b) actual sales volumes for gross shipments of the Game during that Royalty
Period as adjusted pursuant to Section 6.3 of the License Agreements for the Game("Adjusted Sales"). For each such Royalty Period, a total royalty figure shall be calculated by aggregating all of the results obtained by applying the Royalty Tables for the Game after the Adjusted Prices and Adjusted Sales have been used to generate weighted averages within each of the sales brackets in the Royalty Tables. Such royalty calculation shall be made separately for sales of the Game in North America and sales of the Game outside of North America. The total royalty so calculated for a given Royalty Period for sales in North
America shall be referred to as the "North America Royalty" and the total royalty thus calculated for a given Royalty Period for sales outside of North America shall be referred to as the "Outside Royalty." No other factors, such as minimum royalties, which might otherwise be taken into account in computing royalties, will be included in the Test calculations. The intent of the Test is to focus on the effect of the difference, if any, in royalties resulting from the application of the GTIS Method and the Midway Method. The Test will not take into account royalties which are payable under sublicensing arrangements.

     In order to conduct the Test, the parties will proceed as follows:

    1. GTIS agrees to undertake immediately to perform and produce all calculations required for the Test (the "Test Calculations") and to furnish the same to Midway.

    2. The Test Calculations and all underlying invoices and other supporting documentation (the "Supporting Documentation") will be provided by GTIS to Midway. Reconciliations, if necessary, between the Supporting Documentation and the quarterly royalty information showing all sales previously reported by GTIS to Midway for the Game will also accompany such data.

    3. Upon receipt of all Test Calculations and Supporting Documentation (including reconciliations, as provided above), Midway will review same within 60 business days. Any questions or requests for clarification or additional information by Midway will be responded to by GTIS within 30 business days.

    4. Upon written notification by Midway to GTIS that Midway has accepted the Test Calculations (after any adjustments or corrections agreed between the parties) as being materially correct (the "Notice of Acceptance"), then the following steps will occur:

           a. Within 20 business days following receipt of the Notice of Acceptance from Midway, GTIS will pay to Midway Home Entertainment the "Difference Total," plus any applicable additional Third Party Fees and Royalties, together with interest on all of the foregoing (excluding recoupable amounts for Royalty Periods from the release of the Game through December 31, 1997) as set forth in the License Agreements for the Game calculated from the appropriate dates for each of the Royalty Periods. The "Difference Total" is the sum of the following differences calculated for each Royalty Period from release of the Game through December 31, 1997: (1) the difference obtained by subtracting the total royalties previously reported by GTIS (excluding royalties payable under sublicensing arrangements and Third Party Fees and Royalties) for the Royalty Period for sales of the Game in North America (the "GTIS Reported North America Royalties") from the North America Royalty for

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                  that Royalty Period, and (2) the difference obtained by
                  subtracting the total royalties previously reported by GTIS (excluding royalties payable under sublicensing arrangements and Third Party Fees and Royalties) for the Royalty Period for sales of the Game outside North America (the "GTIS Reported Outside Royalties") from the Outside Royalty for that Royalty Period.

           b. In order to perform the adjustments set forth below, the parties shall calculate two types of "Percentages of Deviation," each based on a territory.

                  (i) The "North American Percentage of Deviation" shall be for the territory of North America. The "GTIS North America Percentage" shall be determined by dividing (1) the total of all GTIS Reported North America Royalties for the Royalty Periods from release of the Game through December 31, 1997, by
                  (2) the total revenues previously reported by GTIS from sales of the Game in North America for the Royalty Periods from release of the Game through December 31, 1997, excluding revenues from sublicensing arrangements. The "Test North American Percentage" shall be determined by dividing (1) the total of all North America Royalties for the Royalty Periods from release of the Game through December 31, 1997, by (2) the aggregate of the Adjusted Prices for the Adjusted Sales in North America for the Royalty Periods from release of the Game through December 31, 1997. The North American Percentage of Deviation shall be obtained by dividing (x) the difference obtained by subtracting the GTIS North America Percentage from the Test North American Percentage by (y) the GTIS North America Percentage.

                  (ii) The "Other Percentage of Deviation" shall be for the territories of the world excluding North America. The "GTIS Outside Percentage" shall be determined by dividing (1) the total of all GTIS Reported Outside Royalties for the Royalty Periods from release of the Game through December 31, 1997, by
                  (2) the total revenues previously reported by GTIS from sales of the Game outside North America for the Royalty Periods from release of the Game through December 31, 1997, excluding revenues from sublicensing arrangements. The "Test Outside Percentage" shall be determined by dividing (1) the total of all Outside Royalties for the Royalty Periods from release of the Game through December 31, 1997, by (2) the aggregate of the Adjusted Prices for the Adjusted Sales outside North America for the Royalty Periods from release of the Game through December 31,1997. The Other Percentage of Deviation shall be obtained by dividing (x) the difference generated by subtracting the GTIS Outside Percentage from the Test Outside Percentage by (y) the GTIS Outside Percentage.

           c. Each Percentage of Deviation calculated as set forth above will be applied to all Licensed Products other than the Game which have been distributed by GTIS pursuant to the License Agreements prior to January 1, 1998. Within 30 business days following GTIS' receipt of the Notice of Acceptance from Midway, GTIS will pay the applicable Licensor an amount equal to the underpayment of royalties, if any, determined using each Percentage of Deviation (as set forth below) for

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                  each of the Licensed Products (other than the Game), plus any applicable additional Third Party Fees and Royalties, together with interest on all of the foregoing (excluding recoupable amounts applicable to Royalty Periods prior to December 31,
                  1997) calculated from the appropriate dates for each of the Royalty Periods. The underpayment of royalties for each such Licensed Product shall be determined by totaling the adjustments calculated for each of the two Percentages of Deviation for each Royalty Period from release of the Licensed Product through December 31, 1997. The adjustments shall be determined by multiplying the applicable Percentages of Deviation by the actual royalties previously reported by GTIS (excluding royalties from sublicensing and Third Party Fees and Royalties) for sales of the Licensed Product in the corresponding territory.

           d. The Other Percentage of Deviation will be applied to amend all applicable License Agreements and Exhibit A to each Master Agreement, effective as of January 1, 1998, to increase all royalty rates indicated in the Royalty Tables for Foreign Rights Only Games. (For example, if the Other Percentage of Deviation is 17%, and the indicated royalty percentage in the Royalty Table is now stated at [*], such royalty percentage will be increased to [*] for the corresponding Net Wholesale Sales Price.)

                  Such increased royalty percentages will be effective for all Foreign Rights Only Games and applied retroactively, where applicable. Within 20 business days after receiving the Notice of Acceptance, GTIS shall submit restated royalty reports for all Foreign Rights Only Games from inception through the last Royalty Period for which GTIS was required to submit a royalty report prior to its receipt of the Notice of Acceptance along with all payments (including any additional Third Party Fees and Royalties) needed to reflect the adjustment made in such restated royalty reports and interest thereon as set forth in the License Agreement.

           e. Each Percentage of Deviation will be applied to amend all applicable License Agreements, effective as of January 1, 1998, to increase all royalty rates indicated on the Royalty Tables for Worldwide Rights Games. This will result in the amendment of each such License Agreement to replace the Royalty Table with two separate tables to be derived therefrom, one of which is the Royalty Table as amended using the North American Percentage of Deviation (which would be applied only to sales in North America), and the other of which is the Royalty Table as amended using the Other Percentage of Deviation (which would be applied only to sales outside of North America.) (For example, if the applicable Percentage of Deviation is 17%, and the indicated royalty percentage in the Royalty Table is now stated at [*], such royalty percentage will be increased to [*] for the corresponding Net Wholesale Sales Price.) If the License Agreement includes a royalty cap of [*] above the highest rate of the Royalty Table, such cap shall be

--------
* Certain information has been omitted and filed separately with the securities and exchange commission pursuant to a request for confidential treatment pursuant to rule 24b-2 under the Securities and Exchange Act of 1934, as amended.

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                  increased by the amount of the increase in the highest Royalty
                  Table percentage. These adjustments will be effective for royalty reports submitted for Royalty Periods beginning on and after January 1, 1998, including retroactive restatement, if necessary, of royalty reports required to be submitted by GTIS prior to GTIS' receipt of the Notice of Acceptance. GTIS shall submit such restated royalty reports within 20 business days after receipt of the Notice of Acceptance, along with all payments (including any additional Third Party Fees and Royalties) needed to reflect the adjustment made in such restated royalty reports and interest thereon as set forth in the License Agreement.

           f. At such time as GTIS has paid to Midway all amounts owed, if any, with respect to all Royalty Periods for which royalties are then payable (including amounts payable under Sections 4(a), (c), (d) and (e) after reflecting any increases in Royalty Table percentages as required herein), then (i) the parties agree to utilize the GTIS Method in calculating and paying royalties to become due under the License Agreements,
                  Section 6.1 of the License Agreements shall be deemed amended to remove the phase "by sales bracket" occurring in the parenthetical clause in the first sentence thereof, and GTIS shall not be deemed in default for its use of the GTIS Method during prior Royalty Periods and (ii) the Licensors agree that all notices of default previously issued to GTIS, insofar as such notices allege the occurrence of defaults as a result of GTIS" use of the GTIS Method, shall be deemed withdrawn and such defaults shall be deemed cured and all other claims or potential claims by Licensors relating solely to the use by GTIS of the GTIS Method shall be waived, provided, however, that nothing herein shall be deemed to withdraw or waive any other alleged default referred to in any such default notices or any other claims or potential claims by Licensors by reason of any incomplete or inaccurate data furnished by GTIS for use in the Test Calculations.

           g. To the extent that GTIS would otherwise be able to recoup royalties against the recoupable balance of the Option and Advance Fee and the Minimum Guaranteed Advance Royalty, then "payment" of any increased royalties as provided herein will be effected by the submission, by GTIS to Midway within the stated time frame for payment, of revised statements of unrecouped balances thereof, which reflect the applications of such increased amounts to reduce the remaining unrecouped balances.

           h. If the calculations made under Sections 4(a) and (c) above indicate that GTIS has actually overpaid the amount of royalties due as adjusted hereunder, then the Licensors under the applicable License Agreements will refund such overpayment of royalties to GTIS (but not including any Third Party Fees Tand Royalties previously paid by GTIS to Licensors unless Licensors are able to recover such overpaid Third Party Fees and Royalties from the recipients thereof) within 10 business days following their receipt of restated royalty reports as required above and payment of such refund shall be effected by an increase in the applicable unrecouped balances of the Option and Advance Fee and/or the Minimum Guaranteed Advance Royalty.

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                  If as a result of any royalty audit conducted by Licensors with respect to any Licensed Product for Royalty Periods prior to January 1, 1998, it is determined that the actual underpayment of royalties with respect to a specific Licensed Product which resulted from the application of the GTIS Method as provided above is less than the amount paid (including by reduction of the unrecouped balances of the Option and Advance Fee and/or the Minimum Guaranteed Advance Royalty) for such Licensed Product pursuant to Sections 4(a) or 4(c), then an appropriate refund shall be made by the Licensor by crediting such refund against any additional amounts shown to be due from GTIS to Licensor as a result of such audit.

    5. TIS and Midway agree to co-operate with each other in completing the Test. GTIS agrees to deliver to Midway all Test Calculations and Supporting Documentation (and reconciliations) no later than June 30, 1998. Pending delivery by Midway to GTIS of a Notice of Acceptance pursuant to Section 4 hereof or a notice cancelling and terminating Agreement pursuant to Section 6 below, Licensors will not issue to GTIS any additional notices alleging the occurrence of any default as a result of GTIS' use of the GTIS Method for Royalty Periods prior to GTIS' receipt of a Notice of Acceptance or a notice of termination.

    6. If Midway has not given to GTIS a Notice of Acceptance by September 15, 1998, then Midway shall upon written notice to GTIS submit, but not earlier than July 15, 1998, the matter to an independent auditor (the "Accountant") to be selected from among Price Waterhouse, Deloitte & Touche or KPMG Peat Marwick, or if none of the foregoing shall be willing to accept the engagement, then to another independent nationally recognized accounting firm other than those then engaged by Midway or GTIS for resolution. If Midway exercises such right, the parties shall proceed as follows: (i) the Accountant shall be engaged immediately and instructed to determine whether the Test Calculations and Supporting Documentation (and reconciliations) as supplied by GTIS are in fact materially correct and complete. A determination that the Test Calculations and Supporting Documentation are materially complete and correct shall be referred to as a "Favorable Determination". If the Accountant shall be unable to make a Favorable Determination, the Accountant shall undertake to produce materially correct and complete Test Calculations and Supporting Documentation (and reconciliations). The Test Calculations and Supporting Documentation (and reconciliations) produced by the Accountant shall be referred to as the "Accountant's Output"). If the Accountant determines that GTIS has used all reasonable efforts to cooperate with the Accountant and provide information, access and materials requested by the Accountant in a prompt fashion, but no materially correct or complete Test Calculations and Supporting Documentation (and reconciliations) can be produced, then the Accountant, if it determines that Test Calculations approximating materially correct and complete Test Calculations can reasonably be produced from the available Supporting Documentation, shall produce such Test Calculations (which shall be referred to as the "Approximated Calculations"). The Accountant shall be instructed to complete the foregoing engagement in all events by the later of September 30, 1998 or within sixty (60) days after engagement (the "Completion Date"). GTIS shall fully cooperate with the Accountant and promptly

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           provide such information, access and materials as the Accountant may request in connection with such engagement. If by the Completion Date, the Accountant has either (A) made the Favorable Determination,
           (B) produced the Accountant's Output or (C) produced the Approximated Calculations, then the parties shall proceed as if Midway had given a Notice of Acceptance for the Test Calculations included therein. If by the Completion Date the Accountant has not made either the Favorable Determination, produced the Accountant's Output nor produced the Approximated Calculations, then Midway shall have the right by giving written notice to GTIS to cancel and terminate this Agreement which shall then become null and void and of no further force and effect whatsoever. The parties agree that if this Agreement is so terminated by Midway, this Agreement, the Test Calculations, any reconciliations, reports or statements which have been specifically created for purposes of the Test (but not any invoices or other Supporting Documents, or other data otherwise required to be furnished by GTIS or made available to the Licensors in connection with any audit pursuant to Section 6 of the License Agreements) shall be deemed to be a confidential negotiation for settlement only and will not be admissible for any purpose in evidence or usable by any party for any purpose whatsoever in connection with any notice of default, suit, action or proceeding in connection with the enforcement of any rights or remedies of the parties under the Master Agreements or the License Agreements. If the Accountant makes the Favorable Determination, then Midway shall pay the Accountant for the engagement, and if the Accountant does not make the Favorable Determination, then GTIS shall pay the Accountant for the engagement.

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           7. Nothing herein shall be deemed to waive or excuse the performance by GTIS or any member of the Midway Group or the Atari Group of any act, term, condition or obligation on its part to be performed pursuant to the Master Agreements or the License Agreements, including without limitation, any royalty reporting obligation, except as specifically provided herein.

         If the foregoing is in accordance with your understanding, please sign below under the words "Agreed To and Accepted".


                                                  Very truly yours,

                                                  MIDWAY GAMES INC.

                                                  By:/s/ Orrin J. Edidin
                                                     ---------------------------
                                                     Orrin J. Edidin
                                                     Vice President & Secretary


                                                  MIDWAY HOME ENTERTAINMENT INC.

                                                  By:/s/ Orrin J. Edidin
                                                     ---------------------------
                                                     Orrin J. Edidin
                                                     Vice President & Secretary


                                                  ATARI GAMES CORPORATION

                                                  By:/s/ Orrin J. Edidin
                                                     ---------------------------
                                                     Orrin J. Edidin
                                                     Vice President & Secretary


         Agreed to and Accepted:

         GT INTERACTIVE SOFTWARE CORP.

         By:/s/ Harry M. Rubin
            ----------------------------------
            Harry M. Rubin
            President, International Division
             Business Affairs

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